EXHIBIT 99.1

Largest Shareholder Joins Zomax Board of Directors
Two Independent Board Members Added

MINNEAPOLIS, MN, July 14, 2006 — Zomax Incorporated (Nasdaq: ZOMX), announced today that it has appointed two new independent directors to the Board, Basil P. Regan, president of Regan Fund Management, and Peter H. Woodward, president of MHW Capital Management.  The addition of these two Directors expands the Board to a total of 8 members, 7 of whom are independent.

Basil P. Regan, 65, has been president of Regan Fund Management since he started the firm in 1989.  The firm specializes in large equity investments in public companies, with a particular emphasis on companies executing turnaround strategies. According to recent public filings with the SEC, Regan Fund Management’s filing group owns approximately 10 percent of Zomax’s total shares outstanding.

“I am pleased to join the Zomax Board of Directors,” Mr. Regan said. “As a major shareholder of the Company for the past 3 years, I am aware of the challenges and opportunities Zomax faces today and I support the strategy and initiatives the Board and management are pursuing to maximize shareholder value. At the same time, I believe I can provide additional input and insight on the future direction of the Company.”

Peter H. Woodward, 33, is president of MHW Capital Management, a shareholder of Zomax. Prior to founding MHW in 2005, Mr. Woodward served as Managing Director of Regan Fund Management since 1995.   At Regan, he oversaw a variety of investments including those in the supply chain and logistics services industries including Zomax.

Mr. Woodward commented, “During the past 5 years, I have closely followed the supply chain and logistics services industry and look forward to working with the Board and management to successfully implement strategies to improve shareholder returns.”

“Mr. Regan and Mr. Woodward bring valuable perspectives to the Board,” added Howard Liszt, chairman of Zomax. “As we seek to enhance shareholder value, their experience and insight into  our industry, as well as unique viewpoint as major shareholders, will complement the strengths of our existing Board.”

About Zomax

Zomax helps companies more efficiently bring their products and content to market worldwide.  Our comprehensive program management approach helps companies develop, manage and improve their rapidly changing product and program supply chains.  Zomax’s solutions leverage a modular suite of supply chain services that include project management, data management, customer contact and e-commerce services, sourcing management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management.  Founded in 1993, Zomax currently operates 8 facilities across the United States, Canada, Mexico and Ireland. For more information on Zomax, visit www.zomax.com or call (866) 553-9393.

Forward-Looking Statements

This release may contain certain forward-looking statements about our business outlook and our ability to improve operational performance and increase shareholder value. These forward-looking statements, and all other statements that do not concern historical facts, are subject to risks and uncertainties that may materially affect projected results. Please refer to disclosures we make on this subject in our recent filings with the Securities and Exchange Commission, especially on Forms 10-K and 10-Q, in which we discuss in more detail the various important factors that could cause actual results to differ materially from expected or historical results.

Company Contacts:	Investor/Media Contact::
Anthony Angelini	Douglas Sherk
President and CEO	CEO
Zomax Incorporated	EVC Group
(763) 553-9300	(415) 896-6820

Dick Barnes	Jennifer Beugelmans
EVP and CFO	SVP
Zomax Incorporated	EVC Group
(763) 553-9300	(846) 277-8704

Media Contact::
Steve DiMattia
SVP
EVC Group
(646) 277-8706